Exhibit 23.4

Consent of Savvian, LLC

        We hereby consent to (i) the inclusion of our opinion letters, both dated January 28, 2007, to the Board of Directors of INTAC International, Inc. as Annexes N and O, respectively, to the Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled "SUMMARY—Opinions of INTAC's Financial Advisors", "THE MERGER AND THE DISTRIBUTION BUSINESS SALE—Background of the Merger and the Distribution Business Sale", "THE MERGER AND THE DISTRIBUTION BUSINESS SALE—INTAC's Reasons for the Merger and the Distribution Business Sale and Recommendation of the INTAC Board of Directors" and "THE MERGER AND THE DISTRIBUTION BUSINESS SALE—Opinions of INTAC's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of this Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

SAVVIAN, LLC
By:	/s/ GEOFFREY BALDWIN
Name: Geoffrey Baldwin Title: Managing Director

March 13, 2007